EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Worthington Industries, Inc.:

We consent to the use of our report dated June 18, 2004, except as to Note C paragraph 3, which is as of July 22, 2004, with respect to the consolidated balance sheets of Worthington Industries, Inc. and subsidiaries as of May 31, 2004 and 2003, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2004, incorporated by reference herein.

/s/ KPMG LLP

Columbus, Ohio
June 28, 2005